AGREEMENT

      This Agreement (the "Agreement") is entered into as of the 6th day of October, 1997, by and among Dispatch Management Services Corp., a Delaware corporation and successor in interest to Dispatch Management Services LLC by merger (the "Company"), Bridge Wharf Investments Limited, a limited liability company incorporated under the laws of England (the"Corporation"), and Riverbank Limited (acting in its capacity as the sole trustee of the Mrs. E. Sieff Settlement), a trust corporation incorporated under the laws of the British Virgin Islands (the "Shareholder").

                              W I T N E S S E T H

      WHEREAS, the Shareholder wishes to sell to the Company the entire issued share capital of the Corporation;

      WHEREAS, prior to the Closing in Escrow Date, the Shareholder will own or have options over all of the issued and outstanding shares of capital stock of the Corporation, (collectively, the "Stock");

      WHEREAS, subject to the conduct of the due diligence examination to begin following the execution of this Agreement, and further subject to the terms and conditions set forth herein, the Shareholder desires to sell all of its right, title and interest in the Stock to the Company, and the Company desires to purchase the Stock;

      WHEREAS, upon the satisfactory completion of the due diligence examination, the delivery of the financial statements, schedules, disclosure documents, questionnaires and other information required by this Agreement, and approval of the same by the Company, the parties hereto will close in escrow pursuant to the terms and conditions set forth herein;

      WHEREAS, upon satisfaction of the conditions set forth herein, the escrow will be terminated, and the sale of the Stock will be consummated;

      WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

      NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements herein contained, and for the sum of $10.00 paid by the Company to the

Shareholder, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      1.    Closing in Escrow

            1.1. Overview. Upon execution of this Agreement, the Shareholder shall be obliged to deliver to the Company: (i) Disclosure Files (as defined in Section 9.1 below); and (ii) within thirty (30) days after execution of this Agreement, the audited and unaudited financial statements required pursuant to
Section 1.3 below.

            After approval of the same by the Company, and prior to filing the registration statement with the Securities and Exchange Commission relating to the initial public offering of the common stock, par value $.01 per share, of the Company (the "Initial Public Offering"), the Company will deliver to the Shareholder a disclosure document, together with a notice (the "Notice") specifying the date (being no later than March 31, 1998) by which the Shareholder must execute and deliver a satisfactory shareholder representation letter in the form attached to this Agreement for identification as Exhibit B (or in such other form as the parties may agree) in order to consummate the sale of the Stock pursuant to the terms of this Agreement.

            The parties acknowledge that the Corporation currently owns the premises from which it conducts its business operations, to wit: 58/62 Scrutton Street, London, England EC2 (the "Operating Site"). The Company shall have the option, exercisable by written notice to the Shareholder given at least 30 days prior to Closing, to: (i) purchase the Operating Site (by increasing the Purchase Price by a figure equal to (pounds)600,000 plus the balance due under the West Brom Loan as of Closing, which increase in the Purchase Price is hereinafter referred tot as the "Property Price"); or (ii) leasing the Operating Site pursuant to the provisions of that certain lease attached hereto as
Schedule 1.1. In the event that the Company fails to give the Shareholder timely written notice of its election to purchase the Operating Site, then, prior to or simultaneously with the Closing (as defined below), the Corporation will: (i) declare a dividend in specie of the freehold of the Operating Site subject to the related loan to the West Bromwich Building Society of approximately (pounds)470,633 (the "West Brom Loan"); and (ii) enter into a lease for the Operating Site (the "Lease") in the form set forth in Schedule 1.1.

             In the event that the Company fails to give the Shareholder timely written notice of its election to purchase the Operating Site, and, prior to Closing, the Shareholder does not assume the West Brom Loan, then the Company will reduce the cash portion of the Purchase Price by the dollar amount of such liability as of the Closing Date.

            Upon timely delivery from the Shareholder of a shareholder representation letter in the form set out in Exhibit B, the parties will close in escrow (the "Closing in Escrow") pursuant to the terms and conditions of this Agreement. Such Closing in Escrow shall take place within thirty (30) days (or such shorter period as is specified in the Notice) after timely delivery of a shareholder representation letter from the Shareholder in the form set forth in Exhibit B.

            In the event that the Shareholder does not deliver a shareholder representation letter in the form set forth in Exhibit B within thirty (30) days of receipt of the Notice, this Agreement will be of no further force or effect, except for any and all obligations under Sections 3.2 (confidentiality) and 8.2 (effect of termination under Section 8.1), which obligations will survive termination of this Agreement.

            1.2   Closing in Escrow Deliveries and Other Actions.

                  (a) Shareholder's Deliveries at Closing in Escrow. At the Closing in Escrow, the Shareholder shall deliver the following to the law firm of Paisner & Co, as escrow agent: (i) certificates (or other appropriate documentation) representing all of the Stock with duly executed stock transfer forms conveying the Stock represented thereby to the Company, free and clear of all liens, security interests and claims, encumbrances or other rights of third parties of any nature whatsoever, and granting unrestricted title to and possession of the Stock to the Company, provided that in respect of Stock over which the Shareholder has options which have not prior to the Closing been completed this obligation shall be satisfied by the delivery of an agreement duly executed by the Shareholder and the party holding shares in the Corporation agreeing to the exercise of such option conditional only on Closing taking place; (ii) the Corporation's corporate minute book, including the Stock Certificate Book and all of the original share certificates (or other appropriate documentation) representing the Corporation's capital stock, or options to purchase such capital stock, at one time issued (but no longer issued and outstanding); and (iii) all consents, waivers, and authorizations reasonably necessary or appropriate for the consummation of the transactions contemplated by this Agreement.

            Photocopies of all documents delivered in escrow to Paisner & Co shall be delivered to the law firm of Silver, Freedman & Taff, L.L.P., promptly after receipt thereof by Paisner & Co.

                  (b) Consummation of Sale. Upon Closing in Escrow, subject to the terms and conditions of this Agreement, the Company will be obligated to purchase the Stock, and the Shareholder will be obliged to sell the Stock, at the Purchase Price specified in Section 1.3 below, on the Closing Date specified in Section 1.4 below.

            1.3. Purchase Price. The purchase price for the Stock (the "Purchase Price") shall be equal to Ten Million Eight Hundred Fifty Thousand Pounds (U.K.)((pounds)10,850,000), subject to adjustment (if any) as provided in
Section 1.1 above.

            Unless the Company gives the Shareholder written notice to the contrary, the Shareholder shall deliver to the Company, within thirty (30) days after execution of this Agreement: (i) audited financial statements of the Corporation, including balance sheets dated as of September 30, 1994, 1995 and 1996, and income statements and cash flow statements for each of the three twelve month periods ended on such dates; and (ii) unaudited financial statements of the Corporation (the "June Figures", attached hereto as Exhibit
A), including a balance sheet dated as of June 30, 1997 and an income statement and a cash flow statement for the nine month period ended June 30, 1997. In the event that the closing of the Initial Public Offering has not occurred on or before November 12, 1997, then upon written request from the Company given on or before March 1, 1998, the Shareholder shall permit representatives of the Company to prepare such additional financial statements of the Corporation as the Company may desire (at the sole expense of the Company).

            The Company shall pay Seven Million, Three Hundred Fifty Thousand Pounds (U.K.)((pounds)7,350,000) of the Purchase Price (plus the Property Price, if applicable) in cash and Three Million, Five Hundred Thousand Pounds (U.K.)((pounds)3,500,000) of the Purchase Price in (restricted) stock of the Company (the "Company Stock"). The number of shares of Company Stock to be issued as partial payment of the Purchase Price shall be equal to the aggregate dollar value of the stock component of the Purchase Price divided by the Initial Public Offering price per share as set forth on the cover page of the prospectus relating to the Initial Public Offering. (Pounds) 750,000 of Company Stock

(the "Escrowed Stock"), and appropriately executed stock powers relating thereto, shall be held in escrow (by a representative of the Company, and a representative of the Shareholder, as joint escrow agents, pursuant to a mutually agreeable escrow agreement) to secure the obligations of the Shareholder pursuant to Section 9 below.

            The Shareholder acknowledges that the sale of the Company Stock will be restricted for a period of time by virtue of a "lock-up" agreement, as may be required by the Company, by which the sale of the Company Stock is restricted (perhaps prohibited) for a period of two (2) years from the date of the closing of the Initial Public Offering, provided that: (i) the sale of such stock will not restricted in the event that a third party makes an offer for the entire issued capital stock of the Company, and the majority of the shareholders of the Company accepts such offer; (ii) such shares of stock may be transferred to members of the families of the Shareholder, or associated trusts, for fiscal reasons, subject to the consent of the Company (not to be unreasonably withheld or delayed), and subject in all cases to compliance with applicable U.S. federal and state securities laws, rules and regulations; and (iii) (notwithstanding the foregoing) such shares of stock may be transferred at such earlier time as the original Class a members of Dispatch Management Services LLC transfer their stock in the Company or any part thereof (excluding the Escrowed Stock, and excepting from the effect of this clause iii transfers by operation of law, such as by reason of death, bankruptcy, mental or physical incapacity, or divorce).

            1.4. Time and Place of Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1., and subject to the satisfaction or waiver of the conditions set forth in Section 7, the purchase and sale of the Stock pursuant to this Agreement (the "Closing") shall take place contemporaneously with the closing of the Initial Public Offering unless the Initial Public Offering does not occur by March 31, 1998, in which case this Agreement shall be rendered null and void, or unless another date, time or place is agreed to in writing by the parties hereto (the day on which the Closing takes place being the "Closing Date").

            At the Closing: (i) Paisner & Co. shall deliver to the Company the certificates, minute book, documents, and other materials theretofore held in escrow from the Closing in Escrow; (ii) the Shareholder shall deliver to the Company any updated consents, waivers and authorizations as referred to in Section 1.2(a)(iii) above which may reasonably be required;
(iii) the Shareholder shall deliver to the Escrow Agents appropriately executed stock powers relating to the (pounds)750,000 of Company Stock to be placed in escrow as specified above; (iv) the Company shall deliver the Purchase Price to the Shareholder by way of: (a) payment in cleared funds in pounds sterling of (pounds)7,350,000 (plus the Purchase Price, if applicable) to the Client Account of Paisner & Co (whose receipt will be good discharge) as follows:

      Bank:       Barclays Bank Plc
      Branch:     Fleet Street Goslings Business Centre
                  80 Fleet Street
                  London EC4Y 1ET
      Sort Code:  20-32-29
      Account No. 600 65013;

(b) delivery of (pounds)2,750,000 in Company Stock to the Shareholder; and (c) delivery of (pounds)750,000 in Company Stock to the joint escrow agents as specified above; and (v) the Company shall pay the shareholder loan of (pounds)212,500 and the directors' loan of (pounds)212,500 each as specified in the audited accounts of the Corporation for the period ended September 30, 1997.

      2.    Representations, Warranties and Covenants of the Shareholder.

            Subject to the limitations set forth in Section 9 below, and except as set forth in the Disclosure Files (as defined in Section 9.1 below), the Shareholder hereby represents, warrants and covenants to the Company as follows (the "Warranties"):

            2.1. Organization, Standing and Power. The Corporation is a limited liability company duly organized, and validly existing under the laws of England, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Corporation is duly qualified to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary.

            2.2. Authority and Enforceability. The Shareholder and the Corporation have all requisite legal right, power and authority to enter into this Agreement and to agree to the transactions contemplated hereby and thereby and to perform all of their respective obligations hereunder and thereunder. This Agreement constitutes the legal, valid and binding obligations of the Shareholder and the Corporation, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity.

            2.3. Capital Structure, Due Authorization and Issuance. The capital structure of the Corporation consists solely of an authorized share capital of one million shares of (pounds)1 par value Ordinary Shares, of which 75,000 are issued and outstanding, and will consist solely of the foregoing as of the Closing in Escrow Date and the Closing Date. All issued and outstanding Stock has been duly authorized and validly issued, are fully paid and non-assessable, and were issued in compliance with all applicable securities laws.

            2.4 Title to Stock. The Shareholder owns all of the Stock, free and clear of any and all claims, liens, restrictions, pledges, charges, options, security interests, encumbrances or other rights of third parties, including any imposed by law. There are no other shares of capital stock, Loan Stock, options or other equity or debt securities of the Corporation, of any kind or class whatsoever, authorized, issued or outstanding, or any warrants, subscription rights, or any other rights, agreements, or commitments of any nature relating to the issuance of, or granting of, rights to acquire any shares of capital stock or such securities of the Corporation.

            2.5 Title to and Condition of the Corporation's Assets. The Corporation has title to all of the assets set forth in the Financial Statements (as defined in Section 2.11 hereinbelow). None of the Corporation's assets is subject to any restriction, mortgage, pledge, lien, security interest, lease, charge, encumbrance, objection or joint ownership, other than liens arising in the ordinary and proper course of business. The Corporation's material assets are in an adequate condition for their current purpose.

            2.6. Sufficiency of Assets. The material assets used by the Corporation are either owned by it (and reflected in the Closing Balance Sheet, as defined in Section 9 below) or subject to the leasing and hire purchase agreements described in the Disclosure Files which are agreements on arms length terms.

            2.7. No Violations Resulting From Transactions. The execution and delivery of this Agreement by the Shareholder and the Corporation, and the consummation of the transactions contemplated hereby by the Shareholder and the Corporation will not (a) conflict with or violate any provision of the organizational documents of the Corporation, (b) require any consent, waiver, approval, authorization, permission, or filing with or notification to, any third party which would be material to the operations of the Corporation, (c) result in or constitute a default, or require any consent or approval of or notice to any person or entity, or result in the creation of an encumbrance, under or pursuant to (i) any of the material contracts to which the Corporation is a party (including but not limited to contracts of insurance and leases as applicable), or (ii) any other material agreements to which the Shareholder is a party, or (d) violate any law applicable to the Shareholder or the Corporation.

            2.8.  Compliance with Laws.

                  (a) The Corporation is, and at all times during the past three years has been, in material compliance with all applicable laws; and

                  (b) The Corporation has not received, and does not know of the issuance or threatened issuance by any governmental entity of, any notices of violation or alleged violation of any applicable law. The Company has been provided with true and complete copies of (i) all injunctions, judgments, orders or consent or similar decrees or agreements of any governmental entity to which the Corporation is currently subject (or which the Corporation was subject to during the previous three years), and (ii) all correspondence through the date hereof with respect to any of the matters referred to in clause (b) of this
Section 2.8. Neither the Shareholder nor the Corporation is aware of any proposed legislation or law which is reasonably expected to be enacted and which, if so enacted, could reasonably be expected to have a material adverse effect on the Corporation (i.e., a ten percent or greater decrease in overall value of the Corporation).

            2.9. Litigation. There is no action, suit, claim, investigation or proceeding, whether at law or in equity (each, a "Legal Proceeding"), pending or, to the knowledge of the Shareholder and/or the Corporation, threatened, that questions the validity of this Agreement or any action taken or to be taken by the Shareholder or the Corporation in connection with the consummation of the transactions contemplated hereby or which seeks to prohibit, enjoin or otherwise challenge any of the transactions contemplated hereby. The Disclosure Files (as defined below) set forth an accurate and complete list, and a brief description (setting forth the names of the parties involved, the court or other governmental or mediating entity involved, the relief sought and the substantive allegations and the status thereof), of each material Legal Proceeding pending or, to the knowledge of the Corporation and/or the Shareholder, threatened against or affecting the Corporation. There is no outstanding or, to the knowledge of the Corporation and/or the Shareholder, threatened, judgment, injunction, order or consent or similar decree or agreement (including, without limitation, any consent or similar decree or agreement with any governmental entity) against, affecting or naming the Corporation.

            2.10. Financial Advisors.

                  (a) No person or entity has acted directly or indirectly as a broker, finder or financial advisor for or to the Shareholder and/or the Corporation in connection with the negotiations relating to or the transactions contemplated by this Agreement; and

                  (b) No person or entity is entitled to any fee or commission or like payment, or expense reimbursement, from the Corporation in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of the Corporation and/or the Shareholder hereunder or thereunder. The Shareholder hereby agrees that all such fees, commissions or like payments, or expense reimbursement shall be for the sole account of the Shareholder.

            2.11. Financial Statements; Receivables. Attached hereto as Exhibit C are true, correct and complete copies of the Corporation's most recent unaudited financial statements which have been prepared in good faith and on a basis consistent with previous management accounts for the Corporation. The financial statements (including the notes and exhibits thereto) for the periods ended September 30, 1994, 1995 and 1996 to be delivered pursuant to Section 1.3 herein (the "Financial Statements") were prepared in accordance with the books and records of the Corporation, have and will have been prepared in accordance with U.K. generally accepted accounting principles ("GAAP"), applied consistently with the past practices of the Corporation, except where otherwise specifically noted therein, and show in all material respects a true and fair view of the financial position, results of operations and changes in financial position or cash flows, whichever is applicable, of the Corporation as at the dates and for the periods indicated. Without limiting the foregoing, the Closing Balance Sheet shall show a true and fair view of the position of the Corporation as at the date to which it was prepared (including liabilities or obligations of any nature, whether known or unknown). The Corporation has paid (to the extent due) all federal and local income, profits, franchises, sales, use, occupation, property, excise and payroll taxes, and all license fees and other charges imposed upon it, and has timely filed all tax returns and related documents required to be filed with any governmental authority (the warranty set forth in this sentence being referred to in Section 9 below as the "Tax Warranty"). There are no outstanding or proposed statements of deficiency in tax payments to any federal, local or foreign government with respect to the Corporation for any tax period (the warranty set forth in this sentence and the immediately preceding sentence being referred to in Section 9 below as the "Tax Warranty"). As of the dates such Financial Statements were and will be prepared, all accounts receivable reflected on the Financial Statements have and will have arisen from bona fide transactions in the ordinary course of the Corporation's business, consistent with its past practices. The Shareholder has no reason to believe that such accounts receivable will not be good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for returns, credit notes, settlement discounts or doubtful accounts which are reflected in such Financial Statements (such reserves, the "Reserves"); such Reserves are believed to be adequate and reasonable and were established in accordance with GAAP.

            2.12. Default. The Corporation is not in material default of any of its obligations, contracts, or commitments in any respect, or in breach of any negative or affirmative covenants placed on it by its creditors, and the Shareholder have not been notified of any such defaults or breaches.

            2.13. Absence of Certain Developments.

            The Shareholder is not aware of: (i) any proposed legislation directly affecting the Corporation's business; (ii) any change in the accounting policies or practices of the Corporation or in generally accepted accounting principles or in the tax reporting policies of the Corporation; or (iii) any proposed increase in the rates of taxation applicable to the services of the Corporation, which (in each case) could have a material adverse effect on the Corporation (i.e., a ten percent or greater decrease in overall value of the Corporation).

            The Corporation has not entered into any transaction or contract, or conducted its business, other than in the ordinary course consistent with past practice.

            2.14. Intellectual Property. The Corporation does not own any registered Intellectual Property and to the extent that it owns any property which is unregistered Intellectual

Property it has not licensed this, it is not valued in the Closing Balance Sheet and it has not received any notice from any other party claiming to be entitled to it. Other than routine computer software which is properly licensed to the Corporation it does not use any Intellectual Property belonging to any other person. The Corporation has not licensed or sold to any other person its customer list.

            2.15. Insurance. The Corporation currently maintains, and as of the Closing in Escrow and the Closing Date will maintain, valid insurance policies, with limits of insurance at a level consistent with the level historically maintained by the Corporation. There are no outstanding material insurance claims by the Corporation as to which the applicable insurers have denied coverage. In addition, there exist no material claims under such insurance that have not been properly filed by the Corporation. During the past two years, the Corporation has not been refused any insurance coverage by any insurer from which the Corporation has sought coverage.

            2.16. Leases. The Corporation is not a lessee or tenant of any real or personal property.

            2.17. Labor Agreements. The Corporation is not a party to any collective bargaining agreement. Except as required by law, the Corporation is not bound by any severance pay requirements which would require payment of more than 3 months' pay.

            2.18. Employee Benefit Plans. The Corporation does not maintain or contribute to, and it has no liability or obligation with respect to any formal or informal stock option, profit sharing, pension, retirement, bonus, stock bonus, thrift-savings, incentive, benefit, welfare, cafeteria, medical insurance, dental insurance, life insurance, accidental death and dismemberment insurance, disability insurance or other similar plan, policy or arrangement (collectively referred to herein as the "Plans"). The Corporation is not in default under the terms of any of the Plans. The Corporation has made all contributions to each of the Plans required by the terms of the respective Plans, as well as all contributions required to be made in order to satisfy all requirements of law. Each of the Plans has sufficient assets to satisfy (under reasonable and permitted actuarial assumptions) its obligations on a termination basis, and the level of contributions required pursuant to the terms of each Plan is sufficient to satisfy (under reasonable and permitted actuarial assumptions) the obligations of such Plan on a continuing basis for benefits accrued to date.

            2.19. Compliance With Applicable Law. The Corporation's Plans are currently in compliance in all respects with applicable law.

            2.20. Employee Relations. The Corporation is in substantial compliance with all applicable federal and local laws, statutes, regulations, orders, codes, ordinances, guidelines, executive orders, contractor requirements, judicial and administrative judgments and determinations to which the Corporation is or was a party, and any other authority governing the Corporation, with respect to its employees (hereinafter collectively referred to as the "Applicable Employment Standards"), including, but not limited to, employment, employment practices, fringe benefits, terms and conditions of employment, termination of employment, severance or separation pay, workers' compensation, disability, entitlements, unemployment insurance, employment screening, wage-hour, employment discrimination on any basis, equal employment opportunity, individual employee rights, affirmative action, occupational health and safety, and immigration and right to work requirements. The Corporation further represents that it is not in arrears in the payment of wages to any employee (except to the extent of its normal payroll practices), and there are no claims, liabilities, demands or causes of action, realized or unrealized, actual, potential or contingent, pursuant to statutory rights or in tort, contract or otherwise, against the Corporation arising out of or in connection with any event, fact, circumstance or occasion relating to any applicant for employment, the employment of any employee or the separation from employment of any employee.

            2.21. Licenses. The Corporation has the radio licenses, and the appropriate license for the "ROCS" software, necessary for the conduct of its business as presently conducted. Neither the radio licenses nor the license for the ROCS software will be adversely affected by the consummation of the transactions contemplated by this agreement. The Corporation does not possess any licenses issued by public authorities, and the Corporation knows of no licenses issued by public authorities which are necessary for the conduct of its business as presently conducted.

            2.22. Criminal Practices. The Corporation is not engaged and has not been engaged in any criminal practices, including, but not limited to, payoffs, kickbacks or illegal gifts.

            2.23. Contracts. Neither the Corporation nor the Shareholder has received notice of is aware of any present intention on the part of any significant customer, supplier or other vendor with which the Corporation does business to the effect that such customer either (x) will terminate or significantly change its existing business relationship with the Corporation either now or in the foreseeable future, or (y) will fail to renew or extend its existing business relationship with the Corporation at the end of the term of any existing contractual arrangement such entity may have with the Corporation.

      3.    Additional Representations, Warranties and Covenants of the
            Shareholder.

            3.1. Non-Competition and Other Covenants of the Shareholder. The Shareholder undertakes that it will not itself directly compete with the Corporation and it will not itself knowingly solicit or entice away any of the employees of the Corporation; provided that nothing in this section shall prevent the Shareholder from continuing to have or acquiring investments in any company or business which may do any of such things.

            3.2. Confidentiality. The Shareholder shall abide by the terms of the Confidentiality Agreement between the Corporation and the Company (or the Company's predecessor, Dispatch Management Services LLC) executed on or about September 3, 1997. The Shareholder and the Corporation both acknowledge and agree that the Company shall have the right to disclose certain information concerning the Corporation to third parties other than competitors of the Corporation (which third parties will in turn be bound by an agreement similar to the Confidentiality Agreement), for such general corporate purposes as includes but is not limited to obtaining financing and/or underwriting, and for general marketing purposes.

      4. Representations and Warranties of the Company The Company represents and warrants to the Shareholder as follows:

            4.1. Organization, Standing and Power. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary.

            4.2. Authority and Enforceability. The Company has all requisite power and authority to execute and deliver this Agreement and to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and constitutes the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

            4.3. No Violations Resulting From Transactions. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby by the Company, will not (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Company, (b) except as set forth on Exhibit D, require any consent, waiver, approval, authorization or permission of, or filing with or notification to, any third party, (c) result in or constitute a default, or require any consent or approval of or notice to any person or entity under or pursuant to any of the contracts to which the Company is a party; or (d) violate any applicable laws.

            4.4.  Compliance with Laws.

                  (a) The Company is, and at all times since its inception has been, in material compliance with all applicable laws; and

                  (b) The Company has not received, and does not know of the issuance or threatened issuance by any governmental entity of, any notices of violation or alleged violation of any applicable law. The Shareholder has been provided with true and complete copies of (i) all injunctions, judgments, orders or consent or similar decrees or agreements of any governmental entity to which the Company is currently subject (or to which the Company was subject since its inception), and (ii) all correspondence through the date hereof with respect to any of the matters referred to in clause (b) or clause (i) of this Section 4.4.

            4.5. Litigation. There is no Legal Proceeding pending or, to the knowledge of the Company, threatened that questions the validity of this Agreement or any action taken or to be taken by the Company in connection with the consummation of the transactions contemplated hereby or which seeks to prohibit, enjoin or otherwise challenge any of the transactions contemplated hereby or thereby. Exhibit E sets forth an accurate and complete list, and a brief description (setting forth the names of the parties involved, the court or other governmental or mediating entity involved, the relief sought and the substantive allegations and the status thereof), of each Legal Proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company. To the knowledge of the Company, no event has occurred and no circumstance, matter or set of facts exist which would constitute a valid basis for the assertion by any third party of any claim or Legal Proceeding, other than those listed on Exhibit E. Except as set forth in Exhibit E, there is no outstanding or, to the knowledge of the Company, threatened, judgment, injunction, order or consent or similar decree or agreement (including, without limitation, any consent or similar decree or agreement with any governmental entity) against, affecting or naming the Company.

            4.6. Default. The Company is not in material default of any of its obligations, contracts, or commitments in any respect, or in breach of any negative or affirmative covenants placed on it by its creditors, and the Company has not been notified of any such defaults or breaches.

            4.7. Misrepresentation. Neither this Agreement (including the Exhibits hereto) or any information supplied to the Shareholder by or on behalf of the Company in connection with this Agreement, or the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statement contained herein or therein, in light of the circumstances under which they were made, not misleading.

      5.    Covenants Relating to Conduct of Business

            During the period from the date of this Agreement and continuing until the Closing Date, the Shareholder and the Corporation each covenants and agrees that (except as expressly contemplated or permitted by this Agreement, or to the extent that the Company shall otherwise consent in writing) it shall use such rights and powers as are reasonably available to it to procure that the Corporation shall in all material respects:

                  (a) conduct its business only in the ordinary course, consistent with past practice;

                  (b) use its best efforts to (i) preserve the present business operations, organization (including, without limitation, management and the sales force) and goodwill of its business and (ii) preserve the present relationship of the Corporation with Persons having business dealings with the Corporation;

                  (c) comply with all laws and with all contractual and other obligations applicable to it;

                  (d) not change its organizational documents;

                  (e) not issue or contract to issue any stock, securities, options, or debt which is convertible to stock or securities;

                  (f) not declare or agree to declare or otherwise make any dividend or other distribution or payment in respect of the Stock (other than the Operating Site);

                  (g) not sell, transfer, assign, pledge, encumber or otherwise dispose of any of its assets, except in the ordinary course of business consistent with past practice;

                  (h) not acquire any material properties or assets and not sell, assign, transfer, convey, lease or otherwise dispose of any of its material properties (other than the Operating Site);

                  (i) maintain its present insurance or equivalent coverage on all of its assets and on all real and personal property leased to it;

                  (j) promptly notify the Company of (i) the occurrence of any matter which may have a material adverse effect on its business or its assets (i.e., a ten percent or greater decrease in overall value of the Corporation), and (ii) any Legal Proceeding commenced by or against it or any Legal Proceeding commenced or threatened relating to the transactions contemplated by this Agreement, which in either case is material to the business;

                  (k) not agree to anything prohibited by this Agreement or anything which would make any of the representations and warranties of the Shareholder or the Corporation in this Agreement untrue or incorrect in any material respect.

                  Provided that:

      (i) the Corporation will be entitled to pay monthly dividends of up to an aggregate amount of (pounds)20,000 per month to the shareholders of the Corporation; and

      (ii) the Corporation may incur capital expenditures as long as the Company shall have been given prior notice, and the opportunity to consult with the Corporation's management, once such capital expenditures exceeds (pounds)100,000 in the aggregate (with additional prior notice and opportunity to consult once such capital expenditures exceed (pounds)200,000, and (pounds)300,000); and the Corporation shall not make capital expenditures in excess of (pounds)350,000 without the Company's prior written approval, which approval shall not be unreasonably withheld or delayed;

notwithstanding the provisions of this Section 5.

      6.    Additional Agreements and Representations.

            6.1. Access to Information. The Shareholder agrees to procure that, prior to the Closing Date, the Company shall be entitled (at its sole expense and subject to suitable undertakings as to confidentiality), through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations and financial condition of the Corporation and examination of its books and records as the Company may reasonably request, and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and shall not involve any outside advisers of the Corporation unless the costs of such outside advisers shall be paid in advance by the Company, and the Shareholder will procure that the Corporation shall cooperate to permit such investigation and examination on such basis.

            6.2. Non-solicitation Pending Closing. After execution of this Agreement, and through the Closing Date, neither the Corporation nor the Shareholder shall pursue, initiate, encourage or engage in any negotiations or discussions with any third parties concerning the sale of the Corporation, its assets, or any part thereof, or concerning the terms and conditions of this Agreement.

            6.3. Additional Agreements. Each of the parties hereto agrees to use their respective reasonable efforts to (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities, third parties and parties to contracts with the Corporation as are necessary for consummation of the transactions contemplated by this Agreement, and (iii) fulfill all conditions precedent applicable to such party pursuant to this Agreement. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each party hereto shall use their respective reasonable efforts to take or cause to be taken all such necessary action.

            6.4. Notification of Certain Matters. The Corporation and the Shareholder shall, as soon as practicable, give notice to the Company of (a) any notice of, or other communication relating to, a default under any contract material to the financial condition, properties, business operations, or results of operations of the Corporation to which it is a party or is subject, (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (c) any material adverse change (i.e., a ten percent or greater decrease in overall value of the Corporation) in the properties, business operations, results of operations, or financial condition of the Corporation, other than changes resulting from general economic conditions. In addition, the Corporation and the Shareholder shall be required to update the Disclosure Documents and other information supplied pursuant to this Agreement at such time as the information contained therein changes in any material respect.

            6.5 Working Capital as of the Closing Date. The Shareholder shall ensure that the Corporation's working capital (defined as the excess of current (liquid) assets over current liabilities in each case as defined in the June Figures) as of the Closing Date is no less than the Corporation's working capital as of June 30, 1997, and that the Corporation's net asset value as of the Closing Date is no less than the Corporation's net asset value as of June 30, 1997. For purposes of determining whether the Corporation had the required working capital and net asset value as of the Closing Date, the Company will cause to be prepared, promptly following the Closing, a balance sheet (the "Closing Balance Sheet") of the Corporation as of the Closing Date. The Closing Balance Sheet shall be prepared in accordance with the English Companies Acts and GAAP, and shall be prepared on the same basis as the June Figures and with the same accounting policies provided always that accrued tax liabilities will be provided for as if the tax year ended on the Closing Date).

      In the event that the Company shall notify the Shareholder in writing within five days after preparation of the Closing Balance Sheet that there is a Shortfall (i.e., the amount necessary to bring the Corporation's working capital and net asset value up to their respective levels as of June 30, 1997), then the Company shall forthwith instruct Price Waterhouse to audit the Closing Balance Sheet, and to calculate the working capital therein in accordance with the English Companies Acts and GAAP. Price Waterhouse shall then determine the amount of the Shortfall as set out in this paragraph 6.5 and set out their determination in a certificate (the "PW Certificate") which they will deliver to the Shareholder together with a copy of the Closing Balance Sheet. If the Shareholder disputes the contents of the PW Certificate and/or the Closing Balance Sheet, they shall notify the Company within 10 working days of their receipt of the Certificate (the "Notification Period"). If the Shareholder does not serve written notice within the Notification Period that they dispute the PW Certificate and/or the Closing Balance Sheet (the" Dispute Notice") specifying in reasonable detail the subject matter of the dispute then they will on the day next following the end of the Notification Period forthwith pay the Company an amount sufficient to bring the working capital and/or the net asset value, as the case may be, up to the required amounts in order to pay the Shortfall.

      If the Shareholder serves a Dispute Notice within the Notification Period, the Company and the Shareholder will negotiate in good faith during the period of 7 days to resolve the issue in dispute. If the dispute is not resolved within the said period of 7 days the subject matter of the dispute shall be referred to the President for the time being of the Institute of Chartered Accounts in England and Wales who shall nominate an appropriate accountant (the "Referee") to adjudicate on the dispute in question.

      The Referee shall act as an expert and not as an arbitrator and the costs and expenses of the Referee shall be borne as he shall direct. All issues as to whether the Closing Balance Sheet has been prepared in accordance with the English Companies Acts and GAAP and determination of assets and liabilities on the Closing Balance Sheet shall be determined by the Referee whose decision shall be final and binding upon the Company and the Shareholder in the absence of manifest error.

      The Referee shall serve notice of his decision and the amount of the Shortfall (if any) on the Company and the Shareholder. If and to the extent that there is a Shortfall following such determination, the Shareholder shall pay such amount to the Corporation within 5 working days of service on the Shareholder of the determination of the Referee.

      The Company will procure that the Corporation will promptly provide the Shareholder and its advisers and the Referee all working papers and documents reasonably necessary for them to decide upon the issues relevant to the PW Certificate and the Closing Balance Sheet and will afford them facilities to inspect the same or copies if requested.

      7.    Conditions Precedent.

            7.1. Conditions to Obligations of All Parties. The respective obligations of each party under this Agreement in respect of the matters to be performed at the Closing in Escrow Date and the Closing Date shall be subject to the satisfaction prior to the Closing in Escrow Date and the Closing Date (as appropriate) of the following conditions:

                  (a) Governmental Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity, requisite to the transactions contemplated hereby, shall have been filed, occurred or have been obtained, as the case may be.

                  (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect; provided that prior to invoking this condition, each party shall use their reasonable efforts to have any such order, injunction, legal restraint or prohibition vacated.

            7.2. Conditions to Obligations of the Company. The obligations of the Company to effect the transactions to be performed at the Closing in Escrow and the Closing contemplated by this Agreement are subject to the satisfaction of the following conditions (which are for the exclusive benefit of the Company, any or all of which may be waived in whole or in part by the Company):

                  (a) Representations and Warranties. The representations and warranties set forth in this Agreement (without regard to any supplements or updates thereto) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of a specified, earlier date) would be true if they had been repeated as of the Closing in Escrow Date and the Closing Date as though made on and as of the Closing in Escrow Date and the Closing Date, respectively, except as otherwise contemplated by this Agreement.

                  (b) Performance of Obligations. The Corporation and the Shareholder shall each have performed all obligations required to be performed by each such party under this Agreement at or prior to the Closing in Escrow Date and the Closing Date, respectively.

                  (c) No Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance resulting in, or which could reasonably likely result in, individually or in the aggregate, a material adverse effect on the Corporation, its assets or its business (i.e., a ten percent or greater decrease in overall value of the Corporation).

                  (d) Contractual Consents. The Corporation and/or the Shareholder shall have given all notices to, and obtained all consents, approvals or authorizations of or from, any individual, corporation or other party which may be necessary to permit the consummation of the transactions contemplated hereby (including, without limitation, any consents required under the Contracts).

            7.3. Conditions to Obligations of the Corporation and the Shareholder. The obligations of the Corporation and the Shareholder to effect the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions (which are for the exclusive benefit of the Corporation and the Shareholder, any or all of which may be waived in whole or in part by the Corporation or the Shareholder).

                  (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of a specified, earlier date) as of the Closing in Escrow Date and the Closing Date as though made on and as of the Closing in Escrow Date and the Closing Date, respectively, except as otherwise contemplated by this Agreement.

                  (b) Performance of Obligations. The Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing in Escrow Date and the Closing Date, respectively.

            7.4 Costs of Satisfying Conditions. To the extent that any costs are incurred in satisfying any of the conditions contemplated by this Agreement these shall be borne by the Company, which will reimburse any other party which has suffered any of such costs promptly upon demand, provided however that those costs incident to the Corporation's or the Shareholder's compliance with the requirements of English law, as necessary to fulfill their respective obligations under this Agreement, shall be borne by the Corporation or the Shareholder, as appropriate.

      8.    Termination.

            8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual written consent of the Company and the Shareholder;

                  (b) by either the Company or the Shareholder, if the June Figures, as finally prepared by Price Waterhouse, are materially different than the June Figures, as set forth in the draft unaudited financial statements as prepared by Price Waterhouse and delivered to the Company and the Shareholder prior to execution of this Agreement;

                  (c) by either the Company or the Shareholder, if the Initial Public Offering does not close by March 31, 1998; or

                  (d) by the Company in the event that the Shareholder does not timely deliver a shareholder representation letter in the form of Exhibit B.

            8.2. Effect of Termination Under Section 8.1. In the event of termination of this Agreement by either the Company or the Shareholder as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or any of its respective Affiliates, officers, directors or shareholders except (i) for any and all obligations under the confidentiality provisions contained in
Section 3.2 of this Agreement; and (ii) to the extent that such termination results from the willful breach by a party hereto of any of its representations or warranties, or of any of its covenants or agreements, as set forth in this Agreement. In the event that termination results from the willful breach by a party hereto of any of its representations or warranties, or of any of its covenants or agreements, as set forth in this Agreement, the breaching party shall be liable to the non-breaching party for all direct damages (but not indirect or consequential damages) incurred as a result of such willful breach up to a maximum of (pounds)10,000.

      9.    Limitations.

            9.1. Limitation on Shareholder's Liability. The Shareholder shall have no liability under this Agreement or in connection with this Agreement, howsoever arising, whether in contract, tort or otherwise, unless and until the aggregate amount of all proper claims under this Agreement shall exceed (pounds)20,000 and further provided that the liability of the Shareholder under this Agreement or in connection with this Agreement, howsoever arising, whether in contract, tort or otherwise, shall be limited to the Company Stock placed in escrow pursuant to the provisions of Section 1.3 above (the "Escrowed Stock"), and further provided that the liability of the Shareholder under this Agreement shall be limited to an aggregate of (pounds)150,000 in value of Escrowed Stock as to the Tax Warranty (as defined in Section 2.11 above). As set forth in the escrow agreement governing the disbursement of the Escrowed Stock (the "Escrow Agreement"), the number of shares of Company Stock to be released from escrow shall be equal to the dollar amount of the Warranty Claim (as defined below) divided by the latest publicly quoted closing price for the Company Stock as appears in the most recent copy of the Wall Street Journal on the date that disbursement is made. Notwithstanding anything in this Agreement to the contrary, the Company shall have no rights or remedies whatsoever against the Shareholder in respect of the Purchase Price paid over to the Shareholder other than the Escrowed Stock and the Company's sole remedies and rights pursuant to this Agreement or in connection with this Agreement, howsoever arising, whether in contract, tort or otherwise, shall be by way of disbursement of the Escrowed Stock in accordance with the Escrow Agreement. Provided always that none of the foregoing limitations will apply in the case of fraud or fraudulent misrepresentation.

      It is recorded that the Shareholder is entering into this Agreement in its capacity as the trustee of a trust, and has no personal interest in the subject matter hereof. Notwithstanding any of the other provisions of this Agreement, the liabilities of the Shareholder in terms of this Agreement shall be limited to the assets from time to time held by it as the trustee of such trust ("Trust Assets"). Provided always that the Shareholder undertakes unconditionally that the Escrowed Stock will at all times remain part of the Trust Assets whilst there are obligations outstanding under this Agreement.

      Except in the case of fraud or fraudulent misrepresentation, no claims shall be capable of being made against the Shareholder under or in connection with this Agreement unless written notice thereof (specifying all material details of the breach or other event to which such a claim shall relate and the Company's bona fide estimate of the amount thereof) shall have been given to the Shareholder not later than 24 months from the date of this Agreement. Any such claim which may be made shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be withdrawn at the expiration of 6 months from the date of giving notice of such claim unless legal proceedings in respect thereof have been commenced by the issuing and service of such proceedings against the Shareholder and the subject matter of any such claim which shall be deemed withdrawn shall not be capable of being the subject of a further claim.

            The Company acknowledges that it has not relied on any representation, warranty, covenant or undertaking of the Shareholder or any other persons save for any representation, warranty, covenant or undertaking expressly set out in this Agreement or the Disclosure Files; and that without limiting the foregoing it has no rights pursuant to any of the information provided to it prior to the date of this Agreement; and that the Company is not aware of any matter or thing which in its reasonable opinion may be inconsistent with any of the Warranties or which would or may give rise to any liability on the part of the Warrantors pursuant to the Warranties. The Company acknowledges that no representation, warranty, covenant or undertaking (whether express or implied, statutory or otherwise) made or alleged to have been made by or on behalf of the Shareholder in connection with or arising out of the sale of the Stock (whether by the provision of information or otherwise howsoever) and which is not expressly set out in this Agreement shall give rise to any liability on the part of the makers thereof or any other person or persons who might otherwise be liable in respect of the making thereof.

            The Warranties are given subject to all matters disclosed by the minute books of the Corporation and to all other matters disclosed by any written information made available to the Company or its advisers prior to the execution of this Agreement (the "Disclosure Files"), all of which matters shall be treated as disclosed against each and all of the Warranties.

            9.2. Specific Limitations. The Shareholder shall have no liability to the Company and the Company shall not have any claim whatsoever against the Shareholder in respect of any claim under the provisions of Section 2 above (a "Warranty Claim") or any matter giving rise thereto the extent that:

            (i) provision or allowance or reserve in respect thereof has been made in the Closing Balance Sheet or payment or discharge thereof has been taken into account in preparing such balance sheet or the matter to which the claim relates was specifically referred to in the note to such balance sheet;

            (ii) it would not have arisen but for any change after Closing in the accounting policies or practices of the Corporation or in generally accepted accounting principles or in the tax reporting policies of the Corporation;

            (iii) it occurs as a result of any legislation not in force at the date of Closing which takes effect retrospectively or occurs as a consequence of a change in the interpretation of the law or the practice or any taxation authority after the date hereof in the United Kingdom;

            (iv) it would not have arisen but for any voluntary act, omission, transaction or arrangement after Closing otherwise than in the ordinary course of business of the Corporation as at present carried on;

            (v) it would not have arisen but for any change in the nature or conduct or any winding up or cessation after Closing of any trade or business carried on by the Corporation; and

            (vi) the Corporation recovers under a policy of insurance in respect of the loss or damage which gives rise to the Warranty Claim.

      If any liability of the Shareholder is in respect of a liability of the Corporation which is contingent when the Warranty Claim is notified to the Shareholder, then the Shareholder shall not be obliged to make any payment in respect of the liability until such time as the contingent liability becomes an actual liability.

      If after Closing there comes to the notice of the Company any matter or claim or event or thing which may constitute or give rise to a Warranty Claim, it shall be a condition of liability in respect of such Warranty Claim that the Company shall:

            (i) forthwith give written notice thereof to the Shareholder giving full details of the Warranty Claim so far as then known to the Company together with the Company's assessment of the amount that and the date on which the Company anticipates that the Shareholder will be required to make a payment in respect of the Warranty Claim;

            (ii) not make any admission of liability, agreement or compromise with any person, body or authority in relation thereto without the prior agreement of the Shareholder (which shall not be unreasonably withheld or delayed); and

            (iii) give the Shareholder and its professional advisers access to the premises, personnel and advisers of the Company and the Shareholder as may be relevant upon reasonable notice and during normal business hours and access to any relevant chattels, documents and records owned by or within the power or control of the Company and/or the Corporation or to which the Company or the Corporation has or can procure access so as to enable the Shareholder and its professional advisers to examine such chattels, accounts, documents and records and take extracts or photocopies thereof for the purpose of determining the nature and extent of the Warranty Claim and the steps that may be appropriate to remedy or avert it.

      Following the Company giving notice to the Shareholder of a Warranty Claim, the Company shall afford the opportunity to take such steps as the Shareholder considers reasonable to remedy or avert the Warranty Claim.

      The Shareholder may require the Company to give such information and assistance in connection with the affairs of the Corporation as the Shareholder may reasonably request to avoid, resist, appeal or compromise the Warranty Claim subject to the Shareholder's indemnifying the Company for itself and as trustee for the Corporation against all costs and expenses which it or they may properly incur in connection with such assistance.

      The Shareholder may request the Company or the Corporation to allow the Shareholder to take on or take over at its own expense the conduct of all proceedings of whatsoever nature arising in connection with the Warranty Claim subject to the Company's approval of the Shareholder's professional advisers, which approval shall not be unreasonably withheld or delayed. If the Shareholder takes on or takes over the conduct of proceedings, the Company shall, or shall procure that the Corporation shall, provide such information as the Shareholder may reasonably require in connection with the preparation for and conduct of such proceedings. Any settlement of a Warranty Claim the proceedings of which has been taken over by the Shareholder shall be subject to the prior written approval of the Company, which approval shall not be unreasonably withheld or delayed.

      Where the Company or Corporation is entitled to recover from some other person any sums in respect of a Warranty Claim the Company shall or shall procure that the Corporation shall take such action as the Shareholder may reasonably request to enforce such recovery and any amount so recovered shall be taken into account in determining the liability of the Shareholder in respect of any related Warranty Claim subject to the Shareholder's advancing to the Company all costs and expenses which the Company may incur in connection with such action.

      For the avoidance of doubt, nothing in this Agreement shall in any way restrict or limit the general obligation at law of the Company to take reasonable steps to mitigate any loss or damage which it may suffer in consequence of any breach by the Shareholder of the terms of this Agreement.

      If, before the Shareholder has made a payment in respect of a Warranty Claim, the Corporation or the Company shall recover (whether by payment, discount, credit or otherwise including from insurers or any taxation authority) any sum by reason of or in respect of the matter giving rise to the Warranty Claim they shall take such recovery (less any reasonable costs and expenses properly incurred in relation to such recovery) into account in determining the amount of the Warranty Claim.

      If the Shareholder shall have made any payment in respect of a Warranty Claim and the Corporation or the Company shall subsequently receive a benefit which was not taken into account in determining any liability of the Shareholder in respect of the Warranty Claim and which would have reduced such liability had the benefit been taken into account (including under any insurance) the Company (for itself or on behalf of the relevant company as the case may be) shall forthwith repay the Shareholder an amount equal to the lesser of:

      (i) an amount corresponding to the benefit (including the amount of any such refund but, in all cases, after deduction of any reasonable costs or expenses properly incurred in such recovery as well as all taxation thereon); and

      (ii) the payment by the Shareholder to the Company in respect of the Warranty Claim.

      9.3   Guarantees

            The following provisions of this Section 9.3 shall apply to any guarantees, indemnities, undertakings, agreements or other contingent liabilities given or entered into at any time by any of Hilton Lewis and Leslie Sieff in relation to Corporation or its acts, omissions, obligations or liabilities ("Guarantees"). The Company shall attempt to procure the release of Hilton Lewis and Leslie Sieff from those Guarantees listed in the Disclosure File for the purposes of this Section 9.3 as soon as practicable and in respect of any other Guarantees of which Hilton Lewis and Leslie Sieff shall at any time hereafter become aware as soon as practicable after notice thereof has been given by Hilton Lewis and Leslie Sieff to the Company. Notwithstanding the foregoing, unless the Company secures the release of the April 25, 1997 indemnity and all other guarantees and indemnities given by Leslie Sieff and Hilton Lewis to Trade Indemnity - Heller Commercial Finance Ltd ("Heller"), the Company shall pay at Closing the liability of the Corporation to Heller under the factoring agreement between the Corporation and Heller dated November 2, 1992 and procure that the factoring agreement is discharged. The Company undertakes to Hilton Lewis and Leslie Sieff that it will indemnify Hilton Lewis and Leslie Sieff and keep Hilton Lewis and Leslie Sieff indemnified from and against any and all liability (including in respect of claims, proceedings, costs and interest) in relation to any claims made, or obligations arising on or after Closing (as well as before Closing to the extent such claims or obligations are set forth in the Disclosure Files) under or pursuant to any of the Guarantees.

      10.   General Provisions.

            10.1. Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall survive the Closing for the period of two (2) years referred to in Section 9.2 above.

            10.2. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally or sent by overnight courier, or by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally or by courier, or, if mailed, five business days after the date of mailing to the following address, or to such other address or addresses as such Person may subsequently designate by written notice given hereunder:

                  (a)   if to Company, to:

                        Dispatch Management Services Corp.

                        12240 Indian Creek Court

                        Beltsville, Maryland  20705

                        Attention:  Linda Jenkinson, Chief Executive Officer

                  (b)   if to the Corporation or the Shareholder, to:

                        Pailex Corporate Services Limited

                        c/o Paisner & Co.

                        Bouverie House

                        154 Fleet Street

                        London EC4A 2DQ

                        Attention:  S. J. Nelson

with a copy to:         Riverbank Limited

                        P.O. Box 124 Mignot Plateau

                        Cornet Street

                        St. Peter Port

                        Guernsey

                        Channel Islands GY1 4EG

            10.3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original and all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            10.4. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto and is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of all parties hereto with respect to any of the terms contained herein, and each party hereto agrees to be bound by any such amendment, modification or supplement.

            10.5. Governing Law. This Agreement shall be governed and construed in accordance with the laws of England. The parties irrevocably submit to the sole jurisdiction of the courts of England and Wales in respect of any claim, dispute or difference arising out of or in connection with this Agreement. The Company hereby irrevocably appoints any partner of Akin Gump (London), located at One Angel Court, London, England EC2R 7HJ, to be its agent for service of proceedings within England and Wales.

            10.6. Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. In the event that the enforceability of any non-competition or similar covenants contained herein is called into question as the result of time, geographical or other applicable limitations specified in such covenants, such time, geographical or other applicable limitations shall be deemed modified to the minimum extent necessary to render the applicable provisions of such covenants enforceable.

            10.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

            10.8. Fees and Expenses. All costs and expenses, including but not limited to all fees and expenses of attorneys, lenders, financial advisers and accountants, in connection with the negotiation, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, shall be paid by the party incurring such costs and expenses.

            10.9. Disclosure to Third Parties. The Company shall have the right to disclose to third parties (except for competitors of the Corporation), in whatever manner the Company may determine, the fact that this Agreement has been executed, the names of the parties to this Agreement and the terms hereof.

            10.10. Stamp Duty. The Company and the Shareholder shall share equally the obligation to pay Stamp Duty as necessary for the Company's name to be registered in the Register of Members of the Corporation.

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by or on behalf of each of the parties hereto as of the date first above written.

                                  "COMPANY"

                                  DISPATCH MANAGEMENT SERVICES CORP.


                                  By: /s/ Linda Jenkinson
                                      ------------------------------------------
                                      Name: Linda Jenkinson
                                      Title:   Chief Executive Officer

Attest:                           "CORPORATION"

                                  Bridge Wharf Investments Limited


_________________________         By: /s/ Hilton Lewis
                                      ------------------------------------------
                                      Name: Hilton Lewis
                                      Title: Managing Director

Witness:                          "SHAREHOLDER"
                                  Riverbank Limited


__________________________        By: /s/ Riverbank
                                      ------------------------------------------
                                      Duly authorized for Trustee, Mrs. E. Sieff
                                      Settlement


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